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                         NPS PHARMACEUTICALS ANNOUNCES
                   CANADIAN GOVERNMENT $5.78 MILLION (U.S.)
                    FUNDING FOR ALLELIX BIOPHARMACEUTICALS


NPS PHARMACEUTICALS, INC.
SALT LAKE CITY, UT USA


     SALT LAKE CITY, Nov. 9 /PRNewswire/ -- NPS Pharmaceuticals, Inc. (Nasdaq:
NPSP), today announced that the Canadian government has agreed to make an investment in NPS's proposed merger partner, Allelix Biopharmaceuticals Inc. through a program known as Technology Partnerships Canada. The $5.78 million (U.S.) investment will support the clinical research and development of ALX-0600, a potential new drug for the treatment of gastrointestinal disorders.

     In September, NPS and Allelix announced that they have agreed to a merger, which is expected to close in January 2000. The merged company will operate as NPS Pharmaceuticals, Inc. in the U.S. and as NPS Allelix Inc. in Canada. NPS believes that the Technology Partnerships Canada investment will provide a significant financial boost to the clinical development of ALX-0600. In return for making the investment, Allelix has agreed to pay the Canadian government a royalty on revenues derived from products resulting from the development of ALX-0600. If proven to be safe and effective, this drug will address a significant medical need with the potential to reach a sizable market.

     Thousands of people around the world suffer from gastrointestinal ailments that have serious effects on their quality of life. Early studies indicate that ALX-0600, an analog of the naturally occurring glucagon-like peptide 2, has the ability to stimulate the regeneration of cells lining the small intestine. These cells are important to maintaining the integrity of the intestinal wall and to aiding the absorption of nutrients from food. ALX-0600 thus presents a promising new treatment that could be used to combat damage to the intestine caused by short bowel syndrome, inflammatory bowel disease, the side effects of chemotherapy and radiation treatments, and other conditions.

     "We are pleased that the Canadian government has seen fit to make this investment in what we believe is a very important program," said Dr. Hunter Jackson, Chairman, President and CEO of NPS. "This will assist the combined company in proceeding aggressively with the development of a proprietary compound while meeting our cash management objectives."

     Technology Partnerships Canada is a Special Operating Agency of Industry Canada responsible for making strategic investments in technological development projects. Created in 1996, Technology Partnerships Canada makes investments in high technology growth sectors of the Canadian economy including enabling technologies, environmental technologies, and aerospace and defense.

     Following the merger of NPS and Allelix, the combined company will have a deep pipeline of late-stage clinical programs and preclinical programs involving recombinant peptides and small molecules that address a variety of important human diseases.

     Additional information regarding the merger of NPS and Allelix, as well as the programs of the combined companies may be obtained by contacting David Clark, Director, Corporate Communications and Development at NPS Pharmaceuticals, at (801) 583-4939 or Paul Van Damme, Senior Vice President and Chief Financial Officer at Allelix Biopharmaceuticals, at (905) 677-0831. The NPS web page (http://www.npsp.com) also contains additional information regarding the merger, other press releases, and a link to the Allelix web page.